                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                AGCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  (AGCO LOGO)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2000

     The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096 on Wednesday, April 26, 2000, at 9:00 a.m., local time, for the following purposes:

          1. To elect two directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

          2. To approve certain amendments to the AGCO Corporation Amended and Restated Long-Term Incentive Plan; and

          3. To transact any other business which may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on March 6, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. During the period from April 16, 2000 until the annual meeting, a list of stockholders as of the close of business on March 6, 2000 will be available at the location of the meeting, for examination during normal business hours by any stockholder.

     WE URGE YOU TO MARK AND EXECUTE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                        By Order of the Board of Directors

                                        ROBERT J. RATLIFF
                                        Chairman of the Board
Atlanta, Georgia
March 30, 2000

                                AGCO CORPORATION
                      ------------------------------------

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2000

                      ------------------------------------

                         INFORMATION REGARDING PROXIES

     This proxy solicitation is made by the Board of Directors (the "Board of Directors" or the "Board") of AGCO Corporation (the "Company"), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named on the proxy card to represent you and vote your shares.

     If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by proxy. You may indicate a vote for or against the proposal on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on the proposal, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.

     The enclosed form of proxy is solicited by the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation may also be made personally or by telephone or telegram by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxies for fees which the Company expects would not exceed $25,000.

     This proxy statement and form of proxy are first being sent to stockholders on or about March 30, 2000. The Company's 1999 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth herein. See "Annual Report to Stockholders."

                                 VOTING SHARES

     Only stockholders of record as of the close of business on March 6, 2000 will be entitled to notice of and to vote at the annual meeting to be held on April 26, 2000 (the "Annual Meeting"). On March 6, 2000, the Company had outstanding 59,587,761 shares of Common Stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights are authorized, and dissenters' rights for stockholders are not applicable to the matters being proposed.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Bylaws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). With respect to any matter (other than the election of directors) that may properly come before the meeting for stockholder consideration, abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

     Currently, the Company's Board of Directors has fixed the number of directors at nine, which will be reduced to seven upon the resignation of Messrs. Fike and Robinson as of April 26, 2000. The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect two directors to serve as Class II directors. The Governance Committee has recommended, and the Board of Directors has nominated, the two individuals named below to serve as Class II directors until the annual meeting in 2003 or until their successors have been duly elected and qualified.

     The following is a brief description of the business experience of each nominee.

     HENRY J. CLAYCAMP, age 69, has been a Director of the Company since June 1990. Mr. Claycamp has been President of MOSAIX Associates management consulting since 1985. From 1973 to 1982, Mr. Claycamp was Vice President -- Corporate Planning and Vice President -- Corporate Marketing for International Harvester Company. Previously, Mr. Claycamp held professorial positions at Stanford University, Purdue University and the Massachusetts Institute of Technology.

     WOLFGANG SAUER, age 70, has been a Director of the Company since May 1997. Dr. Sauer has been a principal of WS Consult -- Wolfgang Sauer & Associates S/C Ltda., an international consulting firm based in Brazil since November 1990. Since 1992, Dr. Sauer has been Chairman of the Board of SP Trans -- Sao Paulo Transporte and on the board or administrative council of Iochpe-Maxion S.A., Coca-Cola Industries Ltda., Hannover Seguros S.A., Xerox do Brasil S.A., Carborundum S.A., Atlas Copco do Brasil Ltda., Icatu Holding, WTC-World Trade Center -- Sao Paulo and the Council of Brazil-German Chambers of Industry and Commerce. From 1970 to March 1987, Dr. Sauer served as President and Chief Executive Officer of Volkswagen for their operations in Argentina and Brazil and served as President and Chief Executive Officer of the Ford-Volkswagen joint-venture, Autolatina, in such countries from March 1987 to November 1990. In February 1998, Dr. Sauer was designated Ambassador Extraordinary and Plenipotentiary of the Sovereign Military Order of Malta for Brazil.

     Each of these nominees has indicated a willingness to serve on the Board of Directors of the Company. If any of the nominees shall become unable to serve, or for good cause will not serve, the persons named on the enclosed proxy card may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Because the Company has not received such notice as provided under its Bylaws, nominees other than those proposed by the Board of Directors will not be accepted.

     The two nominees who receive the greatest number of votes cast for the election of directors at the meeting shall become directors at the conclusion of the tabulation of votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

     The five individuals named below are now serving as Directors of the Company with terms expiring at the annual meetings in 2001 and 2002, as indicated.

     Directors who are continuing in office as Class III Directors whose terms expire at the annual meeting in 2001 are listed below.

     GERALD B. JOHANNESON, age 59, has been a Director of the Company since April 1995. Mr. Johanneson has been President and Chief Executive Officer of Haworth, Inc. since June 1997. He served as President and Chief Operating Officer of Haworth, Inc. from January 1994 to June 1997 and as Executive Vice President and Chief Operating Officer from March 1988 to January 1994.

     ROBERT J. RATLIFF, age 68, has been Chairman of the Board of Directors since August 1993, and a Director since June 1990. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999 and President and Chief Executive Officer from June 1990 to January 1996. Mr. Ratliff is also a director of the National Association of Manufacturers and the Equipment Manufacturers Institute. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

     Directors who are continuing in office as Class I Directors whose terms expire at the annual meeting in 2002 are listed below:

     ANTHONY D. LOEHNIS, age 64, has been a Director of the Company since July 1997. Mr. Loehnis has been a director of St. James's Place Capital plc since July 1993 and its J. Rothschild Assurance plc subsidiary since February 1993. Mr. Loehnis also serves as Non-Executive Director of Tokyo-Mitsubishi International plc and Alpha Bank London Limited. Mr. Loehnis is Non-Executive Chairman of Henderson Japanese Smaller Companies Trust plc and the Knox D'Arcy Trust plc. Previously, from 1989 to 1992, Mr. Loehnis was a director of S. G. Warburg Group plc, and, from 1981 to 1989, Mr. Loehnis was Executive Director of the Bank of England in charge of international affairs.

     JOHN M. SHUMEJDA, age 54, has been a Director of the Company since February 1999. He has been Chief Executive Officer and President for the Company since February 1999. He served as President and Chief Operating Officer for the Company from January 1998 to February 1999 and Executive Vice President, Technology and Manufacturing from February 1997 to January 1998. Mr. Shumejda was President, Corporate Operations and Technology from August 1996 to February 1997, Executive Vice President, Technology and Development from January 1996 to August 1996 and Executive Vice President and Chief Operating Officer from January 1993 to January 1996.

     WOLFGANG DEML, age 54, has been a Director of the Company since March 1999. Since July 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently Vice President of the German Raiffeisen Organization; Executive Officer of the Austrian Raiffeisen Organization; a member of the Supervisory Board of MAN Nutzfahrzeuge AG; a member of the Advisory Committee of Allianz AG; a member of the Supervisory Board of VK Muhlen AG; a member of the Supervisory Board of the Landwirtschaftliche Rentenbank Frankfurt; and a member of the Supervisory Board of Raiffeisen Ware Austria.

     WILLIAM A. FIKE, currently a Class III Director, and HAMILTON ROBINSON, JR., currently a Class I Director, have notified the Company that they will retire and resign from the Board of Directors effective April 26, 2000. The Company intends to fill these vacancies in the near future.

             BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     During 1999, the Board of Directors held nine meetings. Each nonemployee director receives a retainer fee of $20,000 per annum, $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairmen receive an additional fee of $500 for each committee meeting attended. The Company also pays Mr. Claycamp an annual fee in lieu of the retainer fee of $50,000 as compensation for serving as Chairman of the Executive Committee of the Board and an annual fee of $120,000 for serving as a marketing consultant to the Company. In addition to the above fees, the Company reimburses each director for 50% of the fees paid by the director for personal estate planning consulting by third parties. Directors who are employees of the Company are not paid any fees or additional remuneration for service as members of the Board or its committees.

NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

     At the 1995 annual meeting, the stockholders approved the AGCO Corporation Nonemployee Director Stock Incentive Plan (the "Director Plan"), effective December 14, 1994, which was amended by the stockholders at the 1997 annual meeting. Pursuant to the Director Plan, each nonemployee director is awarded the right to receive shares of Common Stock which can be earned during the three year performance period in effect for that participant. The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price (the fair market value of the stock at the time the shares are awarded). The stock price must increase 60% in a three year period for the full allocation to be earned. When an increment of the award is earned, the shares are issued in the form of restricted stock, which vests 12 months after the last day of the three year performance period. In the event a director departs from the Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three year performance period or before the participant's departure from the Board of Directors for any reason, whichever comes first, any unearned awards are forfeited. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. When the restricted shares are earned, a cash payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant. The tax payment is provided to remove the necessity for the nonemployee director to sell a significant portion of the stock earned under the Director Plan to pay taxes.

     As of March 6, 2000, Messrs. Claycamp, Fike, Johanneson and Robinson had earned 5,000 shares and Messrs. Deml, Loehnis and Sauer had earned 1,500 shares under the Director Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has delegated certain functions to the following standing committees of the Board:

          The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company's Certificate of Incorporation or Bylaws. The Executive Committee held no meetings in 1999 and is currently composed of Messrs. Claycamp, Loehnis, Johanneson, Ratliff, Sauer and Shumejda.

          The Audit Committee's functions are to recommend for appointment by the Board of Directors a firm of independent certified public accountants to act as auditors for the Company and to meet with the auditors to review the scope, preparation and results of the Company's audits, to review the Company's internal accounting and financial controls and to consider other matters relating to the financial reporting process and safeguarding of the Company's assets. The Audit Committee held four meetings in 1999 and is currently composed of Messrs. Deml, Loehnis and Sauer.

          The Compensation Committee's functions are to review, approve, recommend and report to the chief executive officer and the Board of Directors matters regarding the compensation of the Company's chief executive officer and other key executives, compensation levels or plans affecting the compensation of the

     Company's other employees and administration of the Company's Management Incentive Compensation Plan, the 1991 Stock Option Plan, the Long-Term Incentive Plan and the Director Plan. The Compensation Committee held ten meetings in 1999 and is currently composed of Messrs. Deml, Johanneson and Loehnis.

          The Governance Committee plays a central role in planning the size and composition of the Board of Directors, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, evaluating Board performance and recommending action to improve corporate governance. The Governance Committee expects to be able to identify from its own resources the names of qualified nominees but will accept recommendations of individuals to be considered as nominees from stockholders. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The Governance Committee held four meetings in 1999 and is currently composed of Messrs. Claycamp, Deml, Loehnis and Sauer.

          The Succession Planning Committee's function is to ensure a continued source of capable, experienced managers is present to support the Company's future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held seven meetings in 1999 and is currently composed of Messrs. Claycamp, Johanneson, Ratliff, Sauer and Shumejda.

     During fiscal 1999, each director attended at least 75% of the aggregate of the number of meetings of the Board and respective committees on which he served while a member thereof.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, Messrs. Deml, Fike, Johanneson, Loehnis and Robinson served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 1999.

                               PROPOSAL NUMBER 2

                 AMENDMENT OF THE AGCO CORPORATION AMENDED AND
                   RESTATED LONG-TERM INCENTIVE PLAN ("LTIP")

     On April 27, 1994, the stockholders approved the LTIP, effective December 14, 1993, to be the primary long-term incentive vehicle for senior management. On April 23, 1997, the stockholders approved certain amendments to the LTIP. The LTIP is designed to advance the interests of the Company and strengthen the Company's long-term financial performance by encouraging senior management to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation. Executive officers and senior managers of the Company and its subsidiaries (currently 18 persons), are eligible to receive awards of restricted stock under the LTIP.

     The following table summarizes the shares which have been granted under the LTIP for the years ended December 31, 1997, 1998 and 1999.

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Shares awarded but not earned at January 1..................    927,500     965,000   1,597,500
Shares awarded, net of forfeitures..........................    133,500     (37,500)   (270,000)
Shares earned...............................................    (15,000)         --    (362,500)
                                                              ---------   ---------   ---------
Shares awarded but not earned at December 31................  1,046,000     927,500     965,000
Shares available for grant..................................  1,234,000   1,367,500   1,330,000
                                                              ---------   ---------   ---------
          Total shares reserved.............................  2,280,000   2,295,000   2,295,000
                                                              =========   =========   =========
Shares vested...............................................    441,166     375,833     194,000
                                                              =========   =========   =========

     Currently, the Board of Directors in its sole discretion may modify or amend the LTIP without the approval of the stockholders. However, any amendments to the LTIP must still comply with the applicable requirements, if any, of the Internal Revenue Code and ERISA and the rules of the NYSE and not cause the shares awarded under the LTIP to fail to be treated as qualified performance-based compensation under applicable Treasury Regulations. Most significantly, under current NYSE rules and applicable Treasury Regulations, an amendment to the LTIP which increases the number of shares authorized for issuance under the LTIP requires the approval of the Company's stockholders.

     The Board of Directors has approved and recommends that the stockholders approve amendments to the LTIP to

     - increase the number of shares of Common Stock authorized for issuance under the LTIP by 1,250,000 shares,

     - extend the termination date of the LTIP until December 31, 2009 from its current termination date of December 14, 2003, and

     - modify the restrictions on shares earned under the LTIP.

     Currently, 4,750,000 shares may be granted under the LTIP. To date, 3,516,000 shares have been awarded under the LTIP, 2,470,000 of which have been earned by plan participants. Consequently, 2,280,000 shares are reserved for issuance under the LTIP, of which 1,046,000 are currently outstanding as unearned awards. The proposed amendments would increase the number of shares reserved for issuance from 2,280,000 to 3,530,000 and enable the Company to award an additional 2,484,000 shares of Common Stock pursuant to the LTIP.

     The proposed amendments would also modify the restrictions on shares earned under the LTIP. Currently, shares earned under the LTIP vest over a five-year period where one-third of the shares vest on each of the third, fourth and fifth anniversary of the earning of the shares. The proposed amendment would replace the vesting period with a non-transferability period for all future grants under the LTIP. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. The non-transferability period will match the former vesting schedule for participants who earned shares and who remain employees of the Company and will add two years to the non-transferability period for participants who earned shares while employed with the Company but who no longer are employees. The Company is modifying the restrictions on shares earned under the LTIP to more closely match the accounting recognition of compensation expense by the Company with the achievement of increases in the Company's stock price. Under the LTIP as currently in effect, compensation expense related to earned shares and the cash bonus awards are amortized over the five-year vesting schedule. The proposed amendments would allow the Company to record the entire compensation expense associated with an earned award at the time the shares are earned. In addition, under the proposed amendment, the restriction period on earned shares under the LTIP does not change, but earned shares will no longer be subject to forfeiture.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting for this proposal will be required to approve the amendments to the LTIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL TO AMEND THE LTIP.

     In February 2000, the Compensation Committee of the Board approved a grant, subject to stockholder approval of the amendments to the LTIP, of 1,605,000 shares which include 1,425,000 shares to executive officers and 180,000 shares to senior managers who are not executive officers. No awards were made to directors who are not executive officers. The following table sets forth certain information about these awards to be granted to Robert J. Ratliff, who served as Chairman and Chief Executive Officer until February 1999 and as Chairman thereafter, and the four other most highly compensated executive officers of the Company during 1999, all executive officers as a group and all non-executive senior managers as a group.

                                                                SHARES
NAME AND PRINCIPAL POSITION                                   AWARDED(1)
---------------------------                                   ----------
Robert J. Ratliff...........................................    200,000
  Executive Chairman of the Board
John M. Shumejda............................................    250,000
  President and Chief Executive Officer
James M. Seaver.............................................     50,000
  Chief Executive Officer, AGCO Finance
Edward R. Swingle...........................................    150,000
  Senior Vice President, Sales and Marketing,
     North and South America
Chris E. Perkins............................................    100,000
  Vice President, Worldwide Parts
All executive officers as a group...........................  1,425,000
All non-executive senior managers as a group................    180,000

---------------

(1) These shares may be earned in increments during a five-year performance period for each 20% increase in the Company's average stock price (based on the average closing price over 20 consecutive trading days) over the base price of $11.875.

     The material features of the LTIP, assuming approval of the amendments, are outlined below. The LTIP, as amended, will govern all future grants of awards. A copy of the LTIP as amended by the proposed amendments is included in this Proxy Statement as Appendix A.

ADMINISTRATION

     The LTIP is administered by the Compensation Committee of the Board of Directors of the Company consisting of not less than three members of the Board of Directors. All members of the Compensation Committee are required to be "non-employee directors" as defined in Rule 16b-3 and "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code. The Compensation Committee selects the participants and determines (i) when to grant a restricted stock award and (ii) the base price and the amount of Common Stock subject to each restricted stock award.

SHARES SUBJECT TO THE PLAN

     The stock subject to the LTIP may be unissued shares of Common Stock or shares of issued Common Stock held in the Company's treasury, or both. No individual may receive awards for over 1,000,000 shares of Common Stock over the life of the LTIP.

GRANTS OF AWARDS

     The LTIP provides opportunities for participants to earn shares of the Company's Common Stock if performance goals and continued employment requirements are met. The LTIP operates over a five-year performance period. Under the LTIP, each participant is granted a contingent allocation of shares which can be earned during the five-year performance period. The size of the participant's total share allocation is established to provide a long-term incentive opportunity which is competitive with the practices of a cross-section of U.S. industrial companies.

     The LTIP requires stock appreciation to earn awards. The share allocation is earned in increments for each 20% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price set by the Compensation Committee. Accordingly, the stock price must double during a five-year performance period for the full allocation to be earned. If the share allocation is not fully earned during the performance period, any unearned shares are forfeited. In order to earn any increment of an award, the participant must continue to be employed by the Company or a participating subsidiary, through the date on which the applicable stock price increase (for the required twenty day period) is achieved. Upon termination of a participant's employment for any reason, such participant's opportunity to earn any increment of an award, which is unearned as of the date of termination, is forfeited.

     When an increment of the share allocation is earned, it is awarded in the form of shares of restricted stock which carry a restriction period. During this restriction period, the participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber such earned shares. The transfer restrictions on the earned shares lapse with respect to one-third of the number of restricted shares on each of the third, fourth and fifth anniversary of the date the shares were earned. However, if the participant's employment with the Company is terminated for any reason, other than death, disability or retirement, then the restriction period is revised such that the transfer restrictions on the earned shares lapse in one-third increments on each of the fifth, sixth and seventh anniversaries of the applicable earned date. During the restriction period, participants shall receive dividends on their earned shares and have voting rights with respect to their earned shares.

     The LTIP is structured to ensure that stockholders will realize a significant return on their investment before participants realize any financial gain from the awards.

CASH BONUS AWARDS

     When shares of restricted stock are earned, a cash payment designed to satisfy a portion of the federal and state income tax obligations of the participant is made by the Company to the participant. The cash payment is to be an amount equal to 40% of the market value of the earned shares on the date the stock award is earned. The payment is provided to remove the necessity for the executive to sell a significant portion of the stock earned under the LTIP to pay taxes. The value of the tax payments is considered in determining the appropriate size of the participants' share allocations.

ADJUSTMENTS

     The Compensation Committee may adjust the number of shares of Common Stock under the LTIP at any time to reflect any change in the outstanding shares of Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company. With respect to outstanding awards, such adjustment shall be made such that the participant shall be made whole and suffer no dilution as a result of any change.

CHANGE OF CONTROL

     In the event of a Change of Control (as defined in the LTIP), the Company will require any successor to fulfill the terms and conditions of the LTIP in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Further, effective with the Change in Control, the restrictions on sales of earned shares will immediately lapse and be of no further force or effect.

TERMINATION AND AMENDMENT

     Unless sooner terminated by the Board of Directors, the LTIP will terminate on December 31, 2009. The termination or any amendment of the LTIP may not impair or adversely affect the rights of holders of outstanding awards, without the consent of the participants. If the proposed amendments to the LTIP are approved by the stockholders, the Board of Directors will be able to amend the LTIP without stockholder approval except to the extent that any such amendment fails to comply with any applicable provision of the Internal Revenue Code, ERISA or the rules of the NYSE or causes the LTIP to fail to be treated as qualified performance-based compensation under applicable Treasury Regulations.

TRANSFER RESTRICTIONS

     An employee shall have no right to sell, assign, transfer, pledge or otherwise dispose of or encumber any interest in any right to receive shares of common stock granted under the LTIP except by will or the laws of descent and distribution. Furthermore, with respect to earned shares, a participant may dispose of such shares only in accordance with the applicable restriction period, as described above. A participant under the LTIP shall, however, have the right to transfer all or any portion of his earned shares to any of the following: a revocable living trust primarily for the benefit of the participant, an irrevocable trust in which the participant is the settlor, a partnership in which the participant is a general partner or a partnership in which the participant controls the general partner.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences associated with awards granted under the LTIP. This summary is based on the provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. It does not describe all federal income tax consequences under the LTIP, nor does it describe state or local tax consequences.

     Restricted Stock Awards. An individual receiving an award under the LTIP does not recognize taxable income on the date of grant of the contingent award. However, the individual must generally recognize ordinary income at the time the award is earned based upon the fair market value of the Common Stock on the date the award is earned. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held. The Company generally will be entitled to a deduction at the same time and in the same amount as the taxable income recognized by the individual when the restricted stock award is earned.

     Cash Bonus Awards. An individual receiving a cash bonus award under the LTIP must recognize ordinary income upon receipt of the award. The cash bonus award is deductible by the Company in the year that the income is recognized by the individual.

                                 OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth certain information as of March 6, 2000 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company's Common Stock.

                                                               AMOUNT AND
                                                                 NATURE
                      NAME AND ADDRESS                        OF BENEFICIAL    PERCENT OF
                    OF BENEFICIAL OWNER                         OWNERSHIP       CLASS(1)
                    -------------------                       -------------    ----------
Franklin Resources, Inc.(2).................................     7,593,500        12.7%
  777 Mariners Island Boulevard
  San Mateo, California 94404
Mellon Financial Corporation(3).............................     3,692,243         6.2
  One Mellon Center
  Pittsburgh, Pennsylvania 15258
Forstmann-Leff Associates, LLC(4)...........................     3,233,674         5.4
  590 Madison Avenue
  New York, New York 10022

---------------

(1) Based on 59,587,761 shares of Common Stock outstanding on March 6, 2000.
(2) Based on the Schedule 13G filed on January 18, 2000 by Franklin Resources, Inc. ("FRI"), Templeton Global Advisors Limited, an investment adviser and subsidiary of FRI, Mr. Charles B. Johnson, a principal shareholder of FRI, and Rupert H. Johnson, Jr., a principal shareholders of FRI. Represents the total number of shares held as of December 31, 1999 by FRI and its affiliates as set forth in the Schedule 13G.
(3) Based on the Schedule 13G filed on January 27, 2000 by Mellon Financial Corporation ("MFC"). Represents the total number of shares held as of December 31, 1999 by MFC and its affiliates as set forth in the Schedule 13G.
(4) Based on the Schedule 13G filed on February 11, 2000 by Forstmann-Leff Associates, LLC ("FLA"), an investment adviser, FLA Asset Management, LLC, an investment adviser and subsidiary of FLA, FLA Advisers LLC, an investment adviser whose managing members constitute a majority of the executive committee of the board of managers of FLA, and Stamford Advisers, LLC, an investment advisor and indirect subsidiary of FLA. Represents the total number of shares held as of December 31, 1999 by FLA and its affiliates as set forth in the Schedule 13G.

     The following table sets forth certain information as of March 6, 2000 with respect to the beneficial ownership of the Company's Common Stock by the Company's directors, the Executive Chairman of the Board of the Company during 1999 and the other four most highly compensated executive officers of the Company during such period and all executive officers and directors as a group. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL
                                                              OWNERSHIP     PERCENT OF
NAME OF BENEFICIAL OWNER                                      (1)(2)(3)      CLASS(4)
------------------------                                      ----------    ----------
Robert J. Ratliff(5)........................................    791,952        1.3%
Henry J. Claycamp...........................................     22,548          *
Wolfgang Deml...............................................      1,500          *
William H. Fike.............................................     10,000          *
Gerald B. Johanneson........................................     10,000          *
Anthony Loehnis.............................................      4,500          *
Hamilton Robinson(6)........................................     10,904          *
Wolfgang Sauer..............................................      1,500          *
John M. Shumejda............................................    362,093          *
James M. Seaver.............................................    225,013          *
Edward R. Swingle...........................................    186,728          *
Chris E. Perkins............................................     55,100          *
All executive officers and directors as a group (18
  persons)..................................................  1,914,853        3.2%

---------------

  * Less than one percent.
(1) Includes shares which may be purchased upon exercise of options which are exercisable as of March 6, 2000 or become exercisable within 60 days thereafter, for the following individuals: Mr. Ratliff -- 9,000; Mr.
    Fike -- 4,000; Mr. Johanneson -- 5,000; Mr. Perkins -- 17,100; executive officers and directors as a group -- 82,155.
(2) Includes the following numbers of unvested restricted shares of the Company's Common Stock earned under the Long-Term Incentive Plan by the following individuals: Mr. Shumejda -- 128,917; Mr. Seaver 90,833; Mr. Swingle -- 54,167; Mr. Perkins -- 26,667; all executive officers and directors as a group -- 429,750.
(3) Includes the following numbers of restricted shares of the Company's Common Stock earned under the Director Plan by the following individuals: Mr. Claycamp -- 3,000; Mr. Deml -- 1,500; Mr. Fike -- 3,000; Mr.
    Johanneson -- 3,000; Mr. Loehnis -- 1,500; Mr. Robinson -- 3,000; Dr.
    Sauer -- 1,500; all executive officers and directors as a group -- 16,500.
(4) Any securities not outstanding which are subject to options which are exercisable as of March 8, 2000 or become exercisable within 60 days thereafter are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Based on 59,587,761 shares of Common Stock outstanding on March 6, 2000.
(5) Includes 2,742 shares of Common Stock owned by Mr. Ratliff's wife, 200,000 shares of Common Stock beneficially owned by Mr. Ratliff as trustee of the Robert J. Ratliff Charitable Remainder Unitrust and 568,360 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff controls the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.
(6) Includes 500 shares of Common Stock owned by Mr. Robinson's wife as to which Mr. Robinson disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the cash and noncash compensation paid to or earned by Robert J. Ratliff, who served as Chairman and Chief Executive Officer until February 1999 and as Chairman thereafter, and the four other most highly compensated executive officers of the Company during 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                           ANNUAL COMPENSATION               COMPENSATION
                                ------------------------------------------   ------------
                                                              OTHER ANNUAL    RESTRICTED     ALL OTHER
           NAME AND                                 BONUS     COMPENSATION   STOCK AWARDS   COMPENSATION
      PRINCIPAL POSITION        YEAR    SALARY      ($)(1)       ($)(2)         ($)(3)         ($)($)
      ------------------        ----  ----------   --------   ------------   ------------   ------------
Robert J. Ratliff --            1999  $1,000,000   $     --    $   12,500     $       --      $ 19,243
  Executive Chairman of         1998   1,000,000         --            --             --       255,957
  the Board                     1997   1,000,000         --     1,052,088      1,731,250       171,515
John M. Shumejda --             1999     486,036         --       942,440             --        94,070
  President and Chief           1998     395,842     88,273       848,484             --       159,393
  Executive Officer             1997     350,000    292,613       274,491      1,592,750       131,246
James M. Seaver --              1999     324,300         --       562,225             --        72,040
  Chief Executive Officer,      1998     322,500     71,918       441,002             --       102,982
  AGCO Finance                  1997     297,917    249,059       144,469      1,315,750        86,601
Edward R. Swingle --            1999     258,154         --       456,131             --        38,031
  Senior Vice President,        1998     213,786     42,223       438,643             --        42,563
  Sales and Marketing,          1997     190,469     67,807       201,904        554,000        31,461
  North and South America
Chris E. Perkins --             1999     224,000         --        78,387             --        11,363
  Vice President,               1998     212,000     47,276        27,067             --        17,577
  Worldwide Parts               1997     183,333    153,266            --        554,000        11,368

---------------

(1) For Messrs. Shumejda, Seaver, Swingle and Perkins, bonus includes payments of bonuses earned under the Company's Management Incentive Compensation Plan which are made in the subsequent fiscal year. Under the terms of Mr. Ratliff's employment contract, effective August 15, 1995, Mr. Ratliff no longer participates in the Company's Management Incentive Compensation Plan.
(2) Other Annual Compensation includes cash payments made pursuant to the terms of the LTIP designed to satisfy a portion of the federal and state income tax obligations arising from the vesting of restricted stock awards ("LTIP Cash Payments"). LTIP Cash Payments for the past three years were as follows: Mr. Ratliff -- $692,500 in 1997; Mr. Shumejda -- $935,609 in 1999,
    $793,584 in 1998 and $274,491 in 1997; Mr. Seaver -- $558,327 in 1999,
    $441,002 in 1998 and $144,469 in 1997; Mr. Swingle -- $453,186 in 1999,
    $403,786 in 1998 and $144,469 in 1997; and Mr. Perkins -- $76,467 in 1999
    and $27,067 in 1998. Other Annual Compensation in 1999 also includes 3% of the executive's salary that exceeds the maximum compensation limits under the Company's 401(k) savings plan beginning July 30, 1999 as follows: Mr. Ratliff -- $12,500; Mr. Shumejda -- $6,831; Mr. Seaver -- $3,898; Mr.
    Swingle -- $2,945; and Mr. Perkins -- $1,920. Other Annual Compensation for Mr. Ratliff in 1997 also includes underwriting expenses and a related tax equalization payment paid by the Company in the amount of $236,064 incurred in connection with Mr. Ratliff's sale of 200,000 shares of Common Stock as part of the Company's sale of 5.2 million shares of Common Stock in March 1997 and estate planning consulting by third parties in 1997 totaling $217,336. Other Annual Compensation for Mr. Shumejda in 1998 also includes the benefit for personal use of an airplane and automobile leased by the Company in the amount of $54,900. Other Annual Compensation for Mr. Swingle also includes relocation expenses and a related tax equalization payment in the amount of $30,471 and $47,995 for 1998 and 1997, respectively.
(3) Restricted Stock Awards represents the value as of the date restricted shares of Common Stock of the Company were earned pursuant to the LTIP. At December 31, 1999, the number and value of the aggregate shares of unvested restricted Common Stock beneficially held by each of the participants named above pursuant to the LTIP were as follows:
    Mr. Shumejda, 128,917 shares with a value of $1,732,322; Mr. Seaver, 90,833 shares with a value of $1,220,568; Mr. Swingle, 54,167 shares with a value of $727,869 and Mr. Perkins, 26,667 shares with a value of $358,338. Awards earned under the LTIP by Mr. Ratliff have all vested.
(4) All Other Compensation for 1999 includes the following: (i) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Shumejda -- $55,777; Mr. Seaver -- $40,532; Mr. Swingle -- $13,316, and Mr. Perkins -- $6,563, (ii) contributions to the Company's 401(k) Savings Plan in the amount of $4,800 for Messrs. Ratliff, Shumejda, Seaver, Swingle and Perkins, and (iii) contributions to the Company's deferred compensation plan as follows: Mr. Ratliff -- $14,443; Mr. Shumejda -- $33,493; Mr. Seaver -- $26,708; Mr. Swingle -- $19,915,
    including interest with respect to such deferred compensation which exceeded 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code. The deferred compensation plan was terminated and liquidated as of July 31, 1999.

STOCK OPTIONS

     The Company did not grant any stock options pursuant to the Company's 1991 Stock Option Plan during the fiscal year ended December 31, 1999 to any of the Named Executive Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company's Option Plan for the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                        DECEMBER 31, 1999 (#)       DECEMBER 31, 1999 ($)(1)
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                         EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   ------------   -----------   -------------   -----------   -------------
Robert J. Ratliff..........      $--            $--           9,000           --           $98,438         $--
John M. Shumejda...........       --             --              --           --                --          --
James M. Seaver............       --             --              --           --                --          --
Edward R. Swingle..........       --             --              --           --                --          --
Chris E. Perkins...........       --             --          17,100           --            15,094          --

---------------

(1) Based on the market price of the Company's Common Stock on December 31, 1999 ($13.4375), less the exercise price of "in-the-money" options.

EMPLOYMENT CONTRACTS

     The Company has entered into employment contracts with Messrs. Ratliff, Shumejda, Seaver, Swingle and Perkins. The employment contracts provide for base salaries at the following rates per annum: Mr. Ratliff -- $1,000,000; Mr. Shumejda -- $607,000; Mr. Seaver -- $304,000; Mr. Swingle -- $273,000; and Mr.
Perkins -- $224,000. Mr. Ratliff's contract, dated August 15, 1995, is for an eight year term, and Mr. Shumejda's contract, dated January 1, 1996, is for a ten year term. See "Compensation of the Chairman of the Board and Chief Executive Officer" under the heading "Compensation Committee Report on Executive Compensation" for additional details on Mr. Ratliff's and Mr. Shumejda's contracts. Mr. Seaver's, Mr. Swingle's and Mr. Perkins' employment contracts continue in effect until terminated in accordance with the terms of the contract.

     With the exception of Mr. Ratliff's contract, in addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Company's

Management Incentive Compensation Plan (the "Management Incentive Compensation Plan"). See "Compensation Committee Report on Executive Compensation." The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

     THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company's compensation plans and policies for the Company's executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the Chairman of the Board, the Chief Executive Officer and each of the other executive officers as well as directors of the Company. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The objectives of the Company's executive compensation program are to:

     - Support the achievement of desired Company performance.

     - Provide compensation that will attract and retain superior talent and reward performance.

     - Align the executive officers' interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company's Common Stock.

     Effective January 1, 1994, Section 162(m) of the Internal Revenue Code was enacted to disallow a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company's Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is "performance-based," as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee's policy is to design and administer the Company's executive officer compensation program to comply with
Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.

     The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

     The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Chairman of the Board, the Chief Executive Officer and the other Named Executive Officers during 1999 are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the Company's Long-Term Incentive Plan, and various benefits, including medical and savings plans which are generally available to employees of the Company.

  Base Salary

     Base salaries for the Company's key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company's executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.

  Incentive Compensation

     The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Management Incentive Compensation Plan, bonuses are paid based on the executive officer's performance and the performance of the entire Company. The purpose of the Management Incentive Compensation Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. Incentive compensation bonus opportunities are expressed as a percentage of the executive officer's base salary. The corporate objectives are set at the beginning of each year and must comprise at least 50% of the individual's objectives, with Messrs. Shumejda's, Seaver's, Swingle's and Perkins' objectives based entirely upon corporate performance. Currently, the corporate objectives under the Management Incentive Compensation Plan are based on achieving targets for net sales, pre-tax income, return on invested capital and operating cash flow with a minimum pre-tax income target required for any bonuses to be paid. For the year ended December 31, 1999, the Company did not meet the minimum pre-tax income target established by the Board of Directors. Accordingly, the Company did not pay any bonuses in 1999 under the Management Incentive Compensation Plan to any executive officers. Effective August 15, 1995, pursuant to the terms of Mr. Ratliff's amended employment contract, Mr. Ratliff's participation in the Management Incentive Compensation Plan was discontinued.

     The incentive compensation under the Management Incentive Compensation Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.

     In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.

  Long-Term Incentive Plan

     The LTIP is established as the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP are not eligible to receive stock options under the stock option program. The plan is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation. The following summary describes the material terms of the LTIP as in effect for all grants through the date of this Proxy Statement. This summary does not give effect to the proposed amendments to the LTIP, which are described under the heading "Proposal Number 2" elsewhere in this Proxy Statement.

     The LTIP provides opportunities for participants to earn shares of the Company's Common Stock if performance goals (measured solely by the increase in the price of the Common Stock) are met. The LTIP operates over a five-year performance period. Under the LTIP, each participant receives a contingent allocation of shares which can be earned during the specific five-year performance period. The size of the participant's total share allocation is based on the Compensation Committee's evaluation of the participant's ability to contribute to the Company's overall performance and is established to provide a long-term incentive opportunity which is competitive with the practices of a cross-section of U.S. industrial companies. If the share allocation is not fully earned during the performance period, any remaining opportunity is forfeited. The share allocation is earned in increments for each 20% increase in average stock price (with the average calculated over 20 consecutive trading days) over the base price established by the Compensation Committee. Accordingly, the stock price must double during a five-year period for the full allocation to be earned. When an increment of the share allocation is earned, it is awarded in the form of restricted stock. For all shares earned under grants prior to the proposed amendments to the LTIP, the restricted stock generally vests ratably at the end of the third, fourth, and fifth year after the shares are earned. In the event of a change of control (as defined in the LTIP), all earned shares vest immediately.

     The LTIP requires stock price appreciation to earn awards and the ultimate value of the award is determined by the stock price at the end of the vesting period. During the vesting period, participants receive dividends on their restricted shares and have full voting rights, but they may not sell, transfer, pledge or otherwise dispose of such shares, provided, however, that during the vesting period participants may transfer all or any portion of their restricted shares to a revocable living trust primarily for the benefit of a participant, an irrevocable trust in which the participant is the settlor, or a partnership in which the participant is a general partner or a partnership in which the participant controls the general partner. For all shares earned under grants made prior to the proposed amendments to the LTIP, a cash payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant when the shares vest. The tax payment is provided to remove the necessity for the executive to sell a significant portion of the stock earned under the LTIP to pay taxes. The value of the tax payments is considered in determining the appropriate size of the participant's share allocations.

  Stock Option Program

     The Company maintains the AGCO Corporation 1991 Stock Option Plan (the "Option Plan") as a long-term incentive for key employees and consultants who do not participate in the LTIP. The objectives of the Option Plan are similar to those of the LTIP in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

     The qualified Option Plan authorizes the Compensation Committee to award stock options to key employees based on outstanding performance and achievement. Options granted under the plan have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire not later than ten years from the date of grant. Each recipient of such options is entitled to immediately exercise up to 20% of the options issued to such person and an additional 20% of such options vest in each subsequent year over each of the next four years. Awards are made at levels believed to be competitive with companies of comparable size and complexity.

  Other Benefits

     The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of

$160,000 which is the maximum amount allowable under the IRS regulations. In addition, the Company pays directly to the executive officers 3% of their base salary that exceeds $160,000. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive's salary and level of responsibility. The Company also allows limited personal use of an airplane leased by the Company to certain executive officers.

  Compensation of the Chairman of the Board and Chief Executive Officer

     Mr. Ratliff served as Chairman of the Board and Chief Executive Officer until February 1999 and continues to serve as Chairman under an employment contract dated August 15, 1995, which was approved by the Compensation and Executive Committees of the Board of Directors. Under the employment contract, Mr. Ratliff's compensation is principally comprised of a base salary and restricted stock awards which are tied to stock performance. Mr. Ratliff's total compensation was evaluated in comparison to a peer group of companies of similar size, complexity and performance.

     The employment contract provides Mr. Ratliff with a base salary of $1,000,000 per annum. The base salary reflects the discontinuance of Mr. Ratliff's participation in the Company's Management Incentive Compensation Plan and recognition of the Company's past performance and growth. Under Mr. Ratliff's leadership, the Company has grown substantially and established itself as one of the largest manufacturers and distributors of agricultural equipment in the world.

     In July 1995, Mr. Ratliff was granted 250,000 contingent shares which could be earned under the LTIP during a five-year performance period. Mr. Ratliff has earned 112,500 shares under the July 1995 grant as a result of the Company's average common stock price (with the average calculated over 20 consecutive trading days) appreciating 60% over the established base price of $20.33. The value of such shares on the date such shares are earned is reflected as a restricted stock award in the Summary Compensation Table in this Proxy Statement. For the remaining shares under the July 1995 grant to be fully earned by Mr. Ratliff, the stock price must reach an average of $40.67 for a 20-day period. Under the terms of Mr. Ratliff's employment contract, all restricted shares earned by Mr. Ratliff pursuant to the LTIP became fully vested when Mr. Ratliff reached age 65 and all future shares earned under the LTIP will carry no restrictions.

     In February 1999, Mr. Shumejda was named Chief Executive Officer. Under the terms of Mr. Shumejda's employment contract dated January 1, 1996, Mr. Shumejda's compensation is principally comprised of a base salary of $607,000 per annum, participation in the Management Incentive Compensation Plan and restricted stock awards pursuant to the LTIP. Mr. Shumejda's total compensation is based on a comparison to a peer group of companies with similar size, complexity and performance. In July 1995, Mr. Shumejda was granted 230,000 contingent shares which could be earned under the LTIP during a five-year performance period. Mr. Shumejda has earned 103,500 shares under the July 1995 grant. For the remaining shares under the July 1995 grant to be earned, the stock price must reach an average of $40.67 for a 20-day period. All shares currently earned by Mr. Shumejda under the LTIP carry a five-year vesting period.

     In February 2000, subject to stockholder approval of the amendments to the LTIP, Mr. Ratliff and Mr. Shumejda were granted 200,000 and 250,000 contingent shares under the LTIP, respectively. These shares may be earned in increments during a five-year performance period for each 20% increase in the Company's average stock price (based on the average closing price over 20 consecutive trading days) over the base price of $11.875.

     In 1999, the Company made contributions to life insurance policies on behalf of Mr. Shumejda. The value of the benefit related to such policies was estimated to be $55,777 and is included in the All Other Compensation column in the Summary Compensation Table in this Proxy Statement.

     The Compensation Committee believes that the executive officers compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

          Compensation Committee

               Gerald B. Johanneson, Chairman
           Wolfgang Deml
           Anthony D. Loehnis

                               PERFORMANCE GRAPH

     The graph shown below is a line graph presentation of the Company's cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index.

                       COMPARISON OF STOCKHOLDER RETURN*
               AMONG AGCO CORPORATION, S&P MID-CAP 400 INDEX AND
                       S&P MACHINERY -- DIVERSIFIED INDEX


                      12/94 3/95 6/95 9/95 12/95 3/96 6/96 9/96 12/96 3/97 6/97 9/97 12/97 3/98 6/98 9/98 12/98 3/99 6/99 9/99 12/99
AGCO Corporation       100  109  124  150   168  158  183  168   189  182  237  209   193  196  136   43    52    44   75   87   89
S&P Mid-Cap 400        100  108  118  129   131  139  143  147   156  154  176  205   206  229  224  192   245   230  262  240  281
S&P Machinery-
  Diversified          100  110  123  116   123  142  141  152   154  155  196  203   196  215  193  135   150   152  193  176  173

---------------

* Assumes $100 invested in the Company's Common Stock as of December 31, 1994. Assumes the investment of the same amount as of December 31, 1994 for the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index. Total return includes reinvestment of dividends. Returns for the Company are not necessarily indicative of future performance.

                               EXECUTIVE OFFICERS

     The following table sets forth information as of March 6, 2000 with respect to each person who is an executive officer of the Company.

                       NAME                          AGE                    POSITIONS
                       ----                          ---                    ---------
Robert J. Ratliff..................................  68    Executive Chairman of the Board
John M. Shumejda...................................  54    President and Chief Executive Officer
Edward R. Swingle..................................  58    Senior Vice President -- Sales and
                                                             Marketing, North and South America
Adri Verhagen......................................  58    Senior Vice President -- Sales and
                                                             Marketing, Europe/Africa/Middle East and
                                                             East Asia/Pacific
Norman L. Boyd.....................................  56    Vice President -- Corporate Development
Aaron D. Jones.....................................  54    Vice President -- Manufacturing Operations
                                                             Worldwide
Stephen D. Lupton..................................  55    Vice President and General Counsel
Chris E. Perkins...................................  37    Vice President -- Worldwide Parts
Dexter E. Schaible.................................  50    Vice President -- Engineering and
                                                             Development Worldwide
James M. Seaver....................................  54    Chief Executive Officer -- AGCO Finance
Patrick S. Shannon.................................  37    Vice President and Chief Financial Officer

     For a description of Messrs. Ratliff's and Shumejda's business experience, see "-- Directors Continuing in Office."

     Edward R. Swingle has been Senior Vice President -- Sales and Marketing, North and South America for the Company since June 1999. Mr. Swingle was Senior Vice President -- Worldwide Marketing from September 1998 to May 1999, Vice President -- Special Projects from July 1998 to September 1998, Vice President -- Parts, North America from July 1996 to July 1998, Vice President -- Parts, Americas from February 1995 to July 1996 and Vice President -- Marketing from May 1993 to February 1995.

     Adri Verhagen has been Senior Vice President -- Sales and Marketing, Europe/Africa/Middle East and East Asia/Pacific for the Company since June 1999. Mr. Verhagen was Vice President -- Sales, Europe/Africa/Middle East from September 1998 to May 1999, Director/General Manager, East Asia/Pacific from October 1995 to September 1998 and Managing Director Massey Ferguson -- Australia Ltd. from July 1979 to October 1995.

     Norman L. Boyd has been Vice President -- Corporate Development for the Company since October 1998. Mr. Boyd was Vice President -- Europe/Africa/Middle East Distribution from February 1997 to September 1998, Vice President -- Marketing, Americas from February 1995 to February 1997 and Manager -- Dealer Operations from January 1993 to February 1995.

     Aaron D. Jones has been Vice President -- Manufacturing Operations, Worldwide for the Company since December 1998. Mr. Jones was Vice President -- Manufacturing and Technology for the Company from March 1998 to December 1998, Vice President -- Global Manufacturing/Purchasing from February 1997 to March 1998, Vice President, Manufacturing from October 1995 to February 1997, Vice President -- Manufacturing, International from March 1995 to October 1995 and Director of Manufacturing, International from June 1994 to March 1995. From April 1988 to June 1994, Mr. Jones was Managing Director of Massey Ferguson Tractors Limited, a subsidiary of Massey Ferguson.

     Steven D. Lupton has been Vice President and General Counsel for the Company since June 1999. Mr. Lupton was Vice President -- Legal Services, International from October 1995 to May 1999, and

Director -- Legal Services, International from June 1994 to October 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

     Chris E. Perkins has been Vice President -- Worldwide Parts for the Company since July 1998, Vice President and Chief Financial Officer for the Company from January 1996 to July 1998, Vice President -- Finance, International from February 1995 to January 1996, Director of Finance, International from June 1994 to February 1995 and Manager -- Corporate Development from August 1993 to June 1994.

     Dexter E. Schaible has been Vice President -- Engineering and Product Development, Worldwide for the Company since October 1998. Mr. Schaible was Vice President -- Worldwide Product Development for the Company from February 1997 to October 1998, Vice President -- Product Development from October 1995 to February 1997 and Director -- Product Development from September 1993 to October 1995.

     James M. Seaver has been Chief Executive Officer -- AGCO Finance for the Company since June 1999. Mr. Seaver was Senior Vice President -- Worldwide Sales from September 1998 to May 1999, Executive Vice President, Sales and Marketing from February 1997 to September 1998, President, Corporate Sales and Marketing from August 1996 to February 1997, Executive Vice President, Sales and Marketing from January 1996 to August 1996, Senior Vice President -- Sales and Marketing, Americas from February 1995 to January 1996 and Vice President -- Sales, Americas from May 1993 to February 1995.

     Patrick S. Shannon has been Vice President and Chief Financial Officer since July 1998. Mr. Shannon served as Vice President -- Corporate Finance for the Company from January 1998 to July 1998, Vice President --Finance, International from January 1996 to January 1998, Vice President and Controller from February 1995 to December 1995 and Controller from June 1993 to February 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At March 6, 2000, the Company had loans outstanding in excess of $60,000 bearing interest at 6% to the following executive officers: Robert J. Ratliff -- $90,000; John M. Shumejda -- $74,840; and Norman L. Boyd -- $166,867. The
proceeds of the loans were used primarily to exercise stock options.

     The Company has an agreement to source certain engines for use in the Company's Brazilian production from Iochpe-Maxion, S.A. Dr. Sauer, a director the Company, is also a director of Iochpe-Maxion S.A.

     During 1999, the Company had net sales of $122.9 million to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission to furnish the Company with copies of all Section 16(a) forms that are filed.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were properly filed.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's 1999 Annual Report to Stockholders is being furnished with this proxy material to stockholders of record as of March 6, 2000.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE 1999 FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, ON THE WRITTEN REQUEST OF THE BENEFICIAL OWNER OF ANY SHARES OF ITS COMMON STOCK ON MARCH 8, 2000, PROVIDED THAT SUCH REQUEST SETS FORTH A GOOD FAITH REPRESENTATION THAT, AS OF SUCH DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY. THE WRITTEN REQUEST SHOULD BE DIRECTED TO: CORPORATE SECRETARY, AGCO CORPORATION, 4205 RIVER GREEN PARKWAY, DULUTH, GEORGIA 30096.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, a firm of independent public accountants, has been appointed the Company's independent public accountants for the year 2000. The appointment of auditors is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee.

     A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

                            STOCKHOLDERS' PROPOSALS

     Any stockholder of the Company who wishes to present a proposal at the 2001 annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention:
Corporate Secretary, no later than November 30, 2000; however, if next year's annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2000 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

     Any stockholder of the Company who wishes to present a proposal at the 2001 annual meeting of stockholders of the Company, but not have such proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 25, 2001 and in accordance with the advance notice provisions of the Company's Bylaws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company's Bylaws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company's Bylaws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

                                                                      APPENDIX A

                                AGCO CORPORATION
            AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN (LTIP III)

                                   SECTION I

                                    PURPOSE

     The AGCO Corporation Long-Term Incentive Plan (the "LTIP" or the "Plan") is intended to be the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP do not receive stock options. The Plan is designed to advance the interests of AGCO Corporation (the "Company") by encouraging senior management to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     The original Plan was adopted in 1993 and amended in 1997, with such adoption and amendment approved by the Company's stockholders.

     The Company's address is 4830 River Green Parkway, Duluth, Georgia 30136, and its telephone number is (770) 813-9200.

                                   SECTION II

                                 ADMINISTRATION

     a. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") consisting of not less than three members of the Board of Directors. Each member of the Committee is selected annually by the Board of Directors. Any member of the Committee may be removed at any time, either with or without cause, and any vacancy on the Committee may at any time be filled, by resolution adopted by the Board of Directors. All members of the Committee are required to be "nonemployee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Code. For additional information about the Committee, participants should contact the Company at the address and telephone number listed above.

     b. The Committee, in its sole discretion, selects the participants and determines: (i) when to grant a restricted stock award; and (ii) the base price and the amount of Common Stock subject to each restricted stock award. The Committee also has authority to construe and amend the Plan and all awards granted under it, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine (subject to Sections VI and VII) the terms and provisions of the awards granted under the Plan (which need not be identical) and to make all other determinations necessary or advisable for administering the Plan.

                                  SECTION III

                           SHARES SUBJECT TO THE PLAN

     a. Awards for a total of 6,000,000 shares of the Company's $.01 par value Common Stock (the "Common Stock") may be granted pursuant to the terms of the Plan. The Common Stock subject to the Plan may be unissued shares of Common Stock or shares of issued Common Stock held in the Company's treasury, or both. No individual may receive awards for over 1,000,000 shares of Common Stock over the life of the Plan.

     b. The number of shares of the Company's Common Stock available under the Plan, the maximum number of shares for which awards may be granted to any one individual and the number of shares of outstanding awards are subject to appropriate adjustment by the Committee in accordance with Section IX.

     c. If any award granted under the Plan expires or otherwise terminates for any reason without having been earned in full, the forfeited stock again becomes available for issuance under the Plan.

                                   SECTION IV

                      DURATION, AMENDMENT, AND TERMINATION

     a. Unless sooner terminated by the Board of Directors, the Plan will terminate on December 31, 2009. The termination or any amendment of the Plan may not impair or adversely affect, without the consent of the participants, the rights of holders of outstanding awards. The Boards of Directors may amend or terminate the Plan at any time, and from time to time.

     b. The Board of Directors may, from time to time, amend the Plan without stockholder approval except to the extent that stockholder approval is required in order to comply with any applicable provision of the Code, ERISA or the rules of the New York Stock Exchange or in order for compensation provided hereunder to be treated as qualified performance-based compensation under applicable Treasury Regulations.

                                   SECTION V

                                  ELIGIBILITY

     Awards may be granted under the Plan only to executive officers and senior managers of the Company or any of its subsidiaries as determined in the sole discretion of the Committee. Members of the Committee are not eligible to receive awards.

                                   SECTION VI

                         TERMS AND CONDITIONS OF AWARDS

     a. The LTIP provides opportunities for participants to earn shares of the Company's Common Stock if performance goals and continued employment requirements are met.

     b. The LTIP operates over a five-year performance period. Under the LTIP, each participant receives an award consisting of a contingent allocation of shares which can be earned during the five-year performance period ("Contingent Award"). The size of the participant's total share allocation is established to provide a long-term incentive opportunity which is competitive with the practices of a cross-section of U.S. industrial companies. If the share allocation is not fully earned during the performance period, any remaining opportunity is forfeited.

     c. The share allocation of a Contingent Award is earned in the form of shares of restricted stock in increments for each 20% increase in average stock price (with the average calculated over 20 consecutive trading days) over the base price set by the Committee (the fair market value of the stock at the time the Contingent Award is made or, where the Committee deems appropriate and the Contingent Award is made within 10 business days after a prior award has been fully earned, the stock price at which such prior award has been fully earned); accordingly, the stock price must double during a five-year period for the full Contingent Award to be earned. A Contingent Award will be earned in the following increments:

% INCREASE                                                       CONTINGENT
IN STOCK PRICE                                                  AWARD EARNED
--------------                                                ----------------
20%.........................................................         10%
40%.........................................................         25%
60%.........................................................         45%
80%.........................................................         70%
100%........................................................        100%

     d. Absent any action by the Committee to the contrary, when an increment of a Contingent Award is earned, it will be awarded in the form of Common Stock ("Earned Shares").

     e. The LTIP requires stock price appreciation to earn awards, and the actual value of the award is determined at the time the award is earned. During the performance period, participants shall neither receive dividends on, nor have voting rights with respect to, their Contingent Award, and in addition, they may not sell, transfer, pledge or otherwise dispose of such Contingent Award. After shares become Earned Shares, participants shall receive dividends on their Earned Shares and have full voting rights with respect to their Earned Shares, but they may not sell, transfer, pledge or otherwise dispose of or encumber such Earned Shares except as provided in Section XII(c).

     f. In order to earn any increment of an award, the participant must continue to be employed by the Company or a participating subsidiary, through the date on which the applicable stock price increase (for the required twenty
(20) day period) is achieved. Upon termination of a participant's employment for any reason, such participant's opportunity to earn any increment of an award, which is unearned as of such date, shall be forfeited.

                                  SECTION VII

                               CASH BONUS AWARDS

     a. When an increment of a Contingent Award is earned, a cash payment designed to satisfy a portion of the federal and state income tax obligations of the participant is then payable by the Company to the participant. Cash bonus awards will be made on or as soon as practicable following the last day of the month that each award is earned. The cash bonus award shall be an amount equal to 40% of the value of the Earned Shares on the date the stock award is earned.

     b. The tax payment is provided to remove the necessity for the executive to sell a significant portion of the stock earned under the LTIP to pay taxes. The value of the tax payments is considered in determining the appropriate size of the participant's share allocations.

                                  SECTION VIII

                 DEATH, DISABILITY OR RETIREMENT OF PARTICIPANT

     a. Upon the death or total disability of a participant, or upon retirement at no earlier than age 65, the restrictions on resales of Earned Shares, described in Section XII, shall lapse and be of no further force or effect.

     b. Any unpaid cash bonus award associated with any Earned Shares, shall be made to the estate of the deceased or the disabled or retired participant.

                                   SECTION IX

                                  ADJUSTMENTS

     The Committee may adjust the number of shares of Common Stock under the Plan at any time to reflect any change in the outstanding shares of Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company. With respect to outstanding awards, such adjustment shall be made such that the participant shall be made whole and suffer no dilution as a result of any change.

                                   SECTION X

                        FEDERAL INCOME TAX CONSEQUENCES

     a. Contingent Award. An individual receiving a Contingent Award under the Plan does not recognize taxable income on the date of grant of the Contingent Award, assuming that no Code Section 83(b) election is made with respect to the Contingent Award. An individual will ordinarily recognize taxable income on the date that an increment of a Contingent Award becomes earned by such individual based on the fair market value of the Common Stock on the date the award is earned, and the Company will be entitled to a tax deduction at the same time and in the same amount. Upon subsequent disposition, any further gain or loss is taxable either as short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held.

     b. Dividends on Earned Shares. Any dividends paid on Earned Shares are taxable to the individual recipient, and are deductible by the Company, as ordinary compensation when paid, if no Code Section 83(b) election has been made with respect to such stock.

     c. Cash Bonus Awards. An individual receiving a cash bonus award under the Plan must recognize ordinary income upon receipt of the award. The cash bonus award is deductible by the Company in the year that the income is recognized by the individual.

                                   SECTION XI

                               CHANGE IN CONTROL

     a. In the event of a Change in Control (as defined herein), the Company will require any successor to fulfill the terms and conditions of the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. However, effective with the Change in Control, the restrictions on resales of Earned Shares, described in
Section XII, shall lapse and be of nor further force or effect.

     b. "Change in Control" shall mean change in the ownership of a corporation, change in the effective control of a corporation or change in ownership of a substantial portion of the corporation's assets, as described in Section 280G of the Code, including the following:

          (1) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of that corporation that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, acquires additional stock).

          (2) A change in the effective control of a corporation is presumed (which presumption may be rebutted by the Committee) to occur on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing twenty percent (20%) or more of the total voting power of the stock of such corporation; or a majority of members of the corporation's board of directors is replaced during any twenty four (24)-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election of such new directors.

          (3) A change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve
     (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the corporation; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the corporation; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of the corporation.

                                  SECTION XII

                            RESTRICTIONS ON RESALES

     a. An employee shall have no right to sell, assign, transfer, pledge or otherwise dispose of or encumber interest in any right to receive shares of Common Stock granted under the LTIP except by will or the laws of descent and distribution; provided, that, with respect to any Earned Shares, the restrictions set forth in this sentence shall lapse pursuant to the following schedule: one-third of such Earned Shares may be disposed of on or after the third anniversary of the date they were earned; an additional one-third may be disposed of on the fourth anniversary thereof; and as of the fifth anniversary of such earned date, the entire number of Earned Shares may be disposed of by the participant; provided, further, that if the participant's employment is terminated for any reason, other than those specified in Section VIII hereof, the schedule set forth in the preceding portion of this sentence shall be revised such that the transfer restrictions shall lapse in one-third increments on each of the fifth, sixth, and seventh anniversaries, respectively, of the applicable earned date.

     b. Since the participants in the Plan would generally be considered "affiliates" of the Company, as that term is defined in the Rules and Regulations under the Securities Act of 1933 (the "Securities Act"), shares of the Company's Common Stock acquired under awards may be subject to restrictions on resale imposed by the Securities Act. Such shares could be resold under the terms of Rule 144 of the Rules and Regulations, pursuant to another applicable exemption, if any, from the registration requirements of the Securities Act, or pursuant to an effective registration statement, should the Company elect to prepare and file one with the Securities and Exchange Commission. Rule 144 limits the number of shares which may be sold by an affiliate within a three-month period. An "affiliate," of the Company is defined by the Rules and Regulations as a person that "directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" the Company. Directors, officers, substantial stockholders and others, who by one means or another have the ability to exercise control over the Company, may be deemed to be "affiliates." In connection with the awards, the Company may, in order to ensure that resales are made in compliance with the Securities Act, imprint a legend on certificates representing shares awarded to the effect that the shares may not be resold in the absence of compliance with the applicable restrictions or a determination that no restrictions are applicable.

     c. Notwithstanding anything to the contrary herein, a participant may sell, assign, transfer or otherwise dispose of all or any portion of the participants' interest in any Earned Shares to any of the following: a revocable living trust primarily for the benefit of the participant, an irrevocable trust in which the participant is the settlor, or a partnership in which the participant is a general partner, and in any event in compliance with applicable federal and state securities laws.

                                  SECTION XIII

                                 MISCELLANEOUS

     a. No award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan unless the Company shall determine otherwise.

     b. The Plan and the grant of awards shall be subject to all applicable federal and state laws, rules and regulations and to such approval by any governmental or regulatory agency as may be required.

     c. The terms of the Plan shall be binding upon the Company and its successors and assigns.

     d. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

     e. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements.

     f. Participation in the Plan shall not give any participant any right to remain in the employ of the Company, or any of its subsidiaries. Further, the adoption of this Plan shall not be deemed to give any employee of the Company or any other individual any right to be selected as a participant or to be granted an award.

                                  SECTION XIV

                                 EFFECTIVE DATE

     a. The Effective Date of this Amended and Restated Plan shall be February 1, 2000, subject to stockholder approval, and shall be applicable only to awards granted after such Effective Date. The provisions of the prior Amended and Restated Plan shall be effective for all prior grants. No awards will be granted under the Plan after the expiration of ten years from the Effective Date.

                                  (Agco Logo)

PROXY                          AGCO CORPORATION

                            4205 RIVER GREEN PARKWAY
                             DULUTH, GEORGIA 30096

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2000

    The undersigned hereby appoints Patrick S. Shannon and Stephen D. Lupton and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 6, 2000 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Wednesday, April 26, 2000, and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES.

1. ELECTION OF DIRECTORS

    [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY to vote for all
     (except as marked to the contrary)                  nominees listed below

                 Nominees: Henry J. Claycamp and Wolfgang Sauer

INSTRUCTIONS : To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.

--------------------------------------------------------------------------------

2. Approve the amendments to the Amended and Restated AGCO Corporation Long-Term Incentive Plan.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

                                                --------------------------------
                                                Signatures

                                                --------------------------------
                                                Signature, if held jointly

                                                Dated: -------------------

                                                NOTE: PLEASE SIGN ABOVE EXACTLY
                                                AS NAME APPEARS ON STOCK
                                                CERTIFICATE. IF STOCK IS HELD IN
                                                THE NAME OF TWO OR MORE PERSONS,
                                                ALL MUST SIGN. WHEN SIGNING AS
                                                ATTORNEY, EXECUTOR,
                                                ADMINISTRATOR, TRUSTEE OR
                                                GUARDIAN, PLEASE GIVE FULL TITLE
                                                AS SUCH. IF A CORPORATION,
                                                PLEASE SIGN IN FULL CORPORATE
                                                NAME BY PRESIDENT OR OTHER
                                                AUTHORIZED OFFICER. IF A
                                                PARTNERSHIP, PLEASE SIGN IN
                                                PARTNERSHIP NAME BY AUTHORIZED
                                                PERSON.